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Exhibit 5.5

[Davis Wright Tremaine, LLP Letterhead]

July 8, 2002

Regal Cinemas Corporation
7132 Regal Lane
Knoxville, Tennessee 37918

Hogan & Hartson L.L.P.
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202

Re:    Exchange of Outstanding Debt Securities of Regal Cinemas Corporation

Ladies and Gentlemen:

We have acted as special counsel to TEMT Alaska, Inc., an Alaska corporation (the "Alaska Guarantor") and a wholly-owned indirect subsidiary of Regal Cinemas Corporation, a Delaware corporation (the "Issuer"), in connection with an exchange offering (the "Exchange Offer") by the Issuer of its Series B 9 3/8% Senior Subordinated Notes due 2012 (the "Series B Notes") for its presently outstanding Series A 9 3/8% Senior Subordinated Notes due 2012 (the "Series A Notes" and, collectively with the Series B Notes, the "Notes"), and the guaranties of the Notes by the Alaska Guarantor and certain of the Issuer's other direct and indirect subsidiaries. When used herein, the capitalized terms "Guaranty" and "Guaranties" refer only to one or more guaranties of the Notes issued by the Alaska Guarantor. This opinion letter is provided to the Issuer and its counsel at the request of the Alaska Guarantor in support of the Issuer's filing of a registration statement on Form S-4 first filed with the United States Securities and Exchange Commission under File No. 333-87930 on May 9, 2002, as amended on June 19, 2002 (as so amended, the "Registration Statement"), and is intended to permit the Issuer to comply with the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and future amendments thereto; provided that in giving this consent we do not admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. Capitalized terms not otherwise defined herein shall have the meanings given in the Registration Statement or, to the extent the context otherwise requires, in the exhibits thereto.

We have examined the originals or copies of the Registration Statement and the amendments thereto filed with the Securities and Exchange Commission via the EDGAR database prior to the date hereof; provided that we have not examined any exhibits comprised solely of the governing documents of any direct or indirect subsidiary of the Issuer other than Regal Cinemas, Inc., a Tennessee corporation, the Alaska Guarantor, and each of General American Theatres, Inc., Broadway Cinema, Inc., J.R. Cinemas, Inc., and Eastgate Theatre, Inc.

We have also examined the following documents relating to the Alaska Guarantor:

1.
copies of its articles of incorporation, as amended or as otherwise currently in effect, certified as of July 1, 2002 to be a true copy of the same by the Alaska Department of Community and Economic Development (collectively, the "Articles");

2.
copies of its bylaws, as amended and restated or as otherwise certified by its corporate secretary to be currently in effect (collectively, the "Bylaws" and together with the Articles, the "Governing Documents");

3.
a certificate of existence and good standing issued by the Alaska Department of Community and Economic Development as of July 1, 2002;

4.
certain minutes of meetings of the shareholder and board of directors (the "Minutes") including without limitation:

(a)
unanimous consent resolutions of the sole shareholder and board of directors, dated January 28, 2002, electing directors and appointing officers; and

(b)
unanimous consent resolutions of the board of directors dated April 1, 2002 (the "Resolutions") pertaining to the above-mentioned issuance by the Alaska Guarantor of the Guaranties and the obligations contemplated by the Indenture and the Purchase Agreement, including without limitation the Exchange Offer; and

5.
a certificate executed by the corporate secretary, dated as of July 8, 2002, certifying, among other things, the accuracy of the copy of the Alaska Guarantor's Governing Documents, the completeness of the Minutes, the valid adoption of the Resolutions by the Alaska Guarantor, and the incumbency of the officers and directors for the Alaska Guarantor.

We have been engaged for the limited purpose of rendering the opinions herein. Except as expressly set forth herein, we have not undertaken any independent investigation in support of the opinions expressed in this letter and we have relied solely upon our review of the foregoing documents in rendering the same. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies or telecopies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

The law covered by the opinions expressed herein is limited to the laws of the State of Alaska. We express no opinion with respect to federal law or regulation or to the laws, regulations or ordinances of any county, municipality or other local governmental agency.

Except as otherwise set forth herein, we have not reviewed any agreements, orders, writs, judgments or decrees or made any inquiry of the Alaska Guarantor or made any other inquiry.

Based upon and subject to the foregoing, we are of the opinion that:

        1.    The Alaska Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Alaska.

        2.    The execution, delivery and performance of the Indenture have been duly authorized by all necessary corporate action on the part of the Alaska Guarantor, and the Indenture has been duly executed and delivered by the Alaska Guarantor.

        3.    The execution, delivery and performance of the Guaranty of the Alaska Guarantor to be endorsed on the Series B Notes, as described in the Registration Statement, have been duly authorized by all necessary corporate action on the part of the Alaska Guarantor.

This opinion letter is delivered as of its date and without any undertaking to advise the Issuer or its counsel of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.

The opinions expressed herein are for the Issuer's benefit in connection with the Registration Statement, and for the benefit of Hogan & Hartson L.L.P. in connection with the opinion letter it will furnish to the Company so that it may fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

Very truly yours,

Davis Wright Tremaine, LLP

/s/ Davis Wright Tremaine, LLP

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  Exhibit 5.5